Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Contact: Patrick Van de Wille Ashton Partners 312-553-6704 Direct Investor Contact: Bryan Raassi Ashton Partners 877-934-4687 investor@wfinet.com

WFI RECEIVES ADDITIONAL NASDAQ STAFF DETERMINATION LETTER

SAN DIEGO, CA, August 17, 2007—WFI (NASDAQ: WFII), today announced that it received an additional staff determination letter from the Nasdaq Stock Market (“Nasdaq”) advising the Company that it had failed to comply with the filing requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) due to WFI’s failure to timely file its Form 10-Q for the period ended June 30, 2007, and that its securities are subject to delisting from the Nasdaq Global Select Market. As previously disclosed, by letter dated July 23, 2007, the Nasdaq Listing Qualifications Panel (the “Panel”) granted the Company’s request for an extension to continue the listing of the Company’s common stock on the Nasdaq Stock Market.  The extension is subject to the Company filing its delinquent reports by September 10, 2007.  The Panel has advised the Company that should it be unable to meet the deadline, the Company’s shares will be delisted from the Nasdaq Stock Market unless the Nasdaq Listing and Hearings Review Council issues a stay of delisting.

The Company intends to file its delinquent Annual Report on Form 10-K for the period ended December 31, 2006, as well as its delinquent Quarterly Reports on Form 10-Q for the periods ended on March 31, 2007 and June 30, 2007, on or before September 10, 2007.

About WFI

Headquartered in San Diego, CA, WFI is a leading provider of professional services in the areas of defense, technology, and security solutions.  WFI specializes in IT services, command, control, communications, computers and Intelligence (C4I), weapon systems operations and maintenance, and security and surveillance solutions.   WFI performs work for a range of federal government agencies, including the U.S. Department of Defense, various state and local agencies, and Fortune 1000 enterprise companies.  News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding the Company’s continued listing on the Nasdaq Global Market. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that the Company will not be able to file its required reports with the SEC by the deadlines established by the NASDAQ and therefore become subject to delisting; risks that the review and the announcement thereof will cause disruption of the Company’s operations and distraction of its management; risks that the review will identify other issues not currently being considered that could delay or alter the results of the review; risks of adverse regulatory action or litigation; risk that the Company’s lender will declare a default under the Company’s line of credit. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006 and in other filings made with the Securities and Exchange Commission.